Exhibit 23.5

[KPMG LETTERHEAD]

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

North American Energy Partners Inc.

We consent to the use and to the reference of our report to the Board of Directors dated June 8, 2004, relating to the consolidated balance sheet of North American Energy Partners Inc. as at March 31, 2004 and the consolidated balance sheet of Norama Ltd. (the “Predecessor Company”) as at March 31, 2003 and the consolidated statements of operations and retained earnings and cash flows of North American Energy Partners Inc. for the period from November 26, 2003 to March 31, 2004, and of the Predecessor Company for the period April 1, 2003 to November 25, 2003 and each of the years in the two-year period ended March 31, 2003 and 2002 included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form F-4 of the Company.

/s/     KPMG LLP

Chartered Accountants

Edmonton, Canada

August 31, 2004